Exhibit (g)(2)

AMENDMENT TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

This Amendment, made as of this June 20, 2017, to the Custody and Investment Accounting Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) dated as of as of May 22, 2009 by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “State Street”), PIMCO ETF Trust, a Delaware statutory Trust (the “Trust”), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (“PIMCO”).

WHEREAS, State Street, PIMCO and the Trust have entered into the Agreement by which State Street provides certain custodial services relating to securities and other assets of the Trust; and

WHEREAS, the Trust, PIMCO and State Street wish to amend the Agreement as more fully set forth in this Amendment to permit the addition of additional management investment companies to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment. The first paragraph of the Agreement is hereby removed and replaced with the following new paragraph:

This Agreement is made as of May 22, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”), between each management investment company identified on Appendix A and each management investment company which becomes a party to this Agreement in accordance with the terms hereof (in each case, a “Trust”), STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (“PIMCO”).

2.	Amendment. The second paragraph of the Agreement is hereby removed and replaced with the following new paragraph:

WHEREAS, each Trust is authorized to issue shares (“Shares”) in separate series (each, a “Fund,” and together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section XIV below, the “Funds”);

3.	Amendment. The following new sentence is added immediately after the last sentence of Section XIV.A:

The assets of one Portfolio cannot be used to satisfy the liabilities or obligations of another Portfolio under this Agreement.

4.	Amendment. The Agreement is hereby amended by adding a new Section XIV.C. with the following new paragraph:

If any management investment company in addition to those listed on Appendix A desires State Street to render services as custodian under the terms of this Agreement, PIMCO or the management investment company shall so notify State Street in writing. If State Street agrees in writing to provide the services, the management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section II.A.

5.	Amendment. The Agreement is hereby amended by adding a new Section XV.M. with the following new paragraph:

All references in this Agreement to the “Trust” are to each of the management investment companies listed on Appendix A, and each management investment company made subject to this Agreement in accordance with Section XIV.C. above, individually, as if this Agreement were between the individual Trust and State Street. Any reference in this Agreement to “the parties” shall mean State Street and such other individual Trust as to which the matter pertains.

6.	Amendment. The Agreement is hereby amended by adding a new Section XV.N. with the following new paragraph:

Each Trust represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with State Street pursuant to this Agreement or otherwise between or among any party hereto.

7.

Additional Trust.  In accordance with Section XIV.C. of the Agreement, PIMCO Equity Series hereby notifies State Street that it desires to become a management investment company party to the Agreement (a Trust under the Agreement) and that the State Street render services as custodian for PIMCO Equity Series under the terms of the Agreement. In connection with such request, PIMCO hereby confirms, as of the date hereof, its representations and warranties set forth in Section II.A. of the Agreement as applicable to PIMCO Equity Series. State Street hereby agrees to provide such services and agrees to such addition.

8.

Additional Portfolios.  In accordance with Section XIV.B. of the Agreement, PIMCO hereby appoints the State Street as custodian and investment accounting and recordkeeping agent for the PIMCO RAFI Dynamic Multi-Factor U.S. Equity ETF, PIMCO RAFI Dynamic Multi-Factor Emerging Markets Equity ETF, and PIMCO RAFI Dynamic Multi-Factor International Equity (each a Portfolio under the Agreement) and State Street hereby consents to such addition.

9.	Appendix A. Appendix A to the Agreement shall be replaced in its entirety with Appendix A hereto.

10.	All other terms and conditions of the Agreement, as amended, remain in full force and effect.

11.

This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PIMCO ETF TRUST, on behalf of itself and its Portfolios

By:
Name:
Title:

PIMCO EQUITY SERIES, on behalf of itself and its Portfolios

By:
Name:
Title:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, in its capacity as the Administrator of the Trusts

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

APPENDIX A

to Custody and Investment Accounting Agreement

Dated May 22, 2009

(Amended as of June 20, 2017)

List of Funds/Portfolios of PIMCO ETF Trust

Fund Name	PIMCO ID	MCH
PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund	4780	P1LB
PIMCO 1-3 Year U.S. Treasury Index Exchange-Traded Fund	4730	P1FA
PIMCO 1-5 Year U.S. TIPS Index Exchange-Traded Fund	4792	P1FG
PIMCO 15+ Year U.S. TIPS Index Exchange-Traded Fund	4794	P1FH
PIMCO 25+Year Zero Coupon U.S. Treasury Index Exchange-Traded Fund	4735	P1FM
PIMCO Broad U.S. TIPS Index Exchange-Traded Fund	4795	P1FE
PIMCO Enhanced Short Maturity Active Exchange-Traded Fund	4750	P1FN
PIMCO Foreign Bond Active Exchange-Traded Fund (U.S. Dollar-Hedged)	4777	P1PB
PIMCO Fundamental IndexPLUS® AR Active Exchange-Traded Fund	4782	P1PD
PIMCO Inflation-Linked Active Exchange-Traded Fund	4797	P1LS
PIMCO Intermediate Municipal Bond Active Exchange-Traded Fund	4754	P1FQ
PIMCO International Fundamental IndexPLUS® AR Strategy Active Exchange-Traded Fund	4784	P1PE
PIMCO Investment Grade Corporate Bond Index Exchange-Traded Fund	4760	P1FV
PIMCO Low Duration Active Exchange-Traded Fund	4756	P1LR
PIMCO Low Duration Investment Grade Corporate Bond Active Exchange-Traded Fund	4763	P1PA
PIMCO Short Term Municipal Bond Active Exchange-Traded Fund	4753	P1FO
PIMCO Total Return Active Exchange-Traded Fund	4700	P1LG

List of Funds/Portfolios of PIMCO Equity Series
Fund Name	PIMCO ID	MCH
PIMCO RAFI Dynamic Multi-Factor U.S. Equity ETF	15671	P3FA
PIMCO RAFI Dynamic Multi-Factor Emerging Markets Equity ETF	15672	P3FB
PIMCO RAFI Dynamic Multi-Factor International Equity ETF	15673	P3FD

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